UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2009

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Board of Directors (the “Board”) of Willdan Group, Inc. (the “Company”) determined that Frank Tripepi and Marc Tipermas are each executive officers of the Company.

Mr. Tripepi, 61, has been the President and Chief Executive Officer of the Company’s Financial Services division (previously the Company’s subsidiary, MuniFinancial) since June 2002. Prior to joining MuniFinancial, Mr. Tripepi served as the city manager of Rosemead, California for approximately 28 years. In April 2004, Mr. Tripepi received an appointment to the Board of Governors of the Rose Institute of State and Local Government. The Rose Institute conducts and publishes research on California government and politics. Mr. Tripepi received his B.A. in Political Science in 1969 from California State University, Fullerton.

Mr. Tripepi’s employment with the Company is not subject to any employment agreement.

Mr. Tipermas, 61, has been the President of National Programs of the Company since June 2007. From 1981 to 1998 he was with ICF Kaiser International, a global consulting, engineering, and program management firm, and was named President and Chief Operating Officer of the company in 1997. From 2002 to 2006, Mr. Tipermas was Senior Vice President for Business Development of Dynamac Corporation, an environmental consulting firm. Earlier in his career Mr. Tipermas worked at the US Environmental Protection Agency (EPA) and in 1980-81 served as the first Director of EPA’s Superfund Policy and Program Management Office. Mr. Tipermas received an S.B. from the Massachusetts Institute of Technology, and also holds Ph.D. and Master’s degrees from Harvard University in political science.

The terms of Mr. Tipermas’ employment with the Company are contained in an employment agreement (the “Employment Agreement”), dated as of May 22, 2007 (the “Effective Date”), by and between the Company and Mr. Tipermas. The Employment Agreement commenced on the Effective Date and ended on December 31, 2008 (the “Employment Period”).  Following the Employment Period, Mr. Tipermas’ employment has continued on an at-will basis, subject to the terms of the Employment Agreement.  If Mr. Tipermas’ employment is terminated following the Employment Period without cause, or if Mr. Tipermas resigns following the Employment Period for good reason, Mr. Tipermas will be paid a lump sum severance payment of six months of his base salary.

The Employment Agreement provides that Mr. Tipermas was entitled to receive an annual base salary of $220,000 until March 31, 2008. Thereafter, Mr. Tipermas’ annual base salary is to be reviewed by the Company’s President/Chief Executive Officer at least annually, and may be increased, but not decreased, based on such review. Mr. Tipermas is also eligible to receive an annual incentive bonus (the “Incentive Bonus”), determined annually by the President/Chief Executive Officer on the basis of individual and Company performance objectives mutually agreed upon by the President/Chief Executive Officer and Mr. Tipermas. For each year, the Incentive Bonus may be in an amount up to 100% of Mr. Tipermas’ annual base salary. In each case, payment of the Incentive Bonus is contingent on Mr. Tipermas’ continued employment with the Company through the last day of the 12-month period covered by the bonus, except that payment will be made on a prorated basis if the Company terminates Mr. Tipermas’ employment without cause (as defined in his employment agreement), or Mr. Tipermas resigns from the Company for good reason (as defined in his employment agreement), so long as any such termination or resignation is in the second half of the period used for determining the bonus, and only if the agreed-upon performance objectives are achieved on a prorated basis.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement dated May 22, 2007 between Marc Tipermas and Willdan Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: June 10, 2009	By:	/s/ Kimberly D. Gant
Kimberly D. Gant
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Employment Agreement dated May 22, 2007